                          FUND ADMINISTRATION AGREEMENT
                                    MAS Funds

                  AGREEMENT made as of this 3rd day of January, 1996, by and between MAS Funds, a Pennsylvania business trust (the "Fund"), and Miller Anderson & Sherrerd, LLP, a limited liability partnership organized under the laws of the Commonwealth of Pennsylvania (the "Administrator").

                              W I T N E S S E T H:

                  WHEREAS, the Fund is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and
                  WHEREAS, the Fund wishes to retain the Administrator to provide administration, fund accounting, dividend disbursing and shareholder communication services with respect to the Fund and the Administrator is willing to furnish such services;
                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
                  1. Appointment.
                     (a) The Fund hereby appoints the Administrator to provide administration, fund accounting, dividend disbursing and shareholder communication services to each series of the Fund identified on Schedule A hereto (each a "Portfolio" and, collectively, the "Portfolios"), subject to the supervision of the Board of Trustees of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish the services herein set forth in return for compensation as provided in Paragraph 5 of this Agreement and Schedule B, hereto. The Fund shall notify the Administrator in writing of each additional Portfolio established by the Fund. Each new Portfolio shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Fund) may be modified with respect to such new Portfolio in writing by the Fund and the Administrator at the time of the addition of the new Portfolio.
                     (b) The parties hereby agree that the Administrator is authorized to provide the services to be performed hereunder, directly, or through the services of one or more third parties (each a "sub-administrator" and, collectively, "sub-administrators"); provided, however, that, the Administrator shall be solely responsible for all fees and expenses of such sub-administrators except as otherwise provided in Paragraph 5 of this Agreement and, provided further, that the use of a sub-administrator shall in no way limit the Administrator's contractual rights and obligations hereunder. References to "the Administrator" hereunder shall be deemed to include any sub-administrator.

                  2. Representations and Warranties.
                     (a) The Administrator represents and warrants to the Fund that:

                         (i) it is a limited partnership duly organized and
existing under the laws of the Commonwealth of Pennsylvania;
                         (ii) it is duly qualified to carry on its business in
the Commonwealth of Pennsylvania;
                         (iii) it is empowered under applicable laws and by its
organizational documents to enter into and perform this Agreement;
                         (iv) it is authorized to enter into and perform this
Agreement;
                         (v) it has, and will continue to maintain access to the
facilities, personnel and equipment required to fully perform its duties and obligations hereunder;
                         (vi) no legal or administrative proceedings have been
instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement; and
                         (vii) its entrance into this Agreement will not cause a
material breach of or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.
                     (b) The Fund represents and warrants to the Administrator that:
                         (i) it is a business trust duly organized and in good
standing under the laws of the Commonwealth of Pennsylvania;

                         (ii) it is empowered under applicable laws and by its
Declaration of Trust and By-Laws ("By-Laws") to enter into and perform this Agreement;
                         (iii) all requisite proceedings have been taken to
authorize the Fund to enter into and perform this Agreement;
                         (iv) it is an investment company currently registered
under the 1940 Act, and its units of beneficial interest ("shares") are registered under the Securities Act of 1933, as amended (the "1933 Act");
                         (v) a registration statement under the 1933 Act and
1940 Act on Form N-1A is currently effective and is expected to remain effective; and all necessary filings under the laws of the states have been made and are current;
                         (vi) no legal or administrative proceedings have been
instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement;
                         (vii) its entrance into this Agreement will not cause a
material breach of or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

                  3. Delivery of Documents. The Fund has furnished the Administrator with copies, properly certified or authenticated, of each of the following in their most current form:

                     (a) Resolutions of the Fund's Board authorizing the appointment of the Administrator to provide administration, fund accounting, dividend disbursing and shareholder communication services to the Fund and approving this Agreement;
                     (b) The Fund's Declaration of Trust;
                     (c) The Fund's By-Laws;
                     (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission ("SEC");
                     (e) The Fund's registration statement on Form N-1A under the 1933 Act and the 1940 Act, and all pre- and post-effective amendments thereto, as filed with the SEC (the "Registration Statement");
                     (f) A copy of all custodial agreements with the Fund's approved domestic and foreign custodians (collectively referred to herein as the "Custodian");
                     (g) The Fund's most recent prospectuses and Statement of Additional Information relating to all Portfolios and all amendments and supplements thereto (such prospectuses and Statement of Additional Information, and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, are herein called the "prospectuses"); and
                     (h) Such other agreements as the Fund may have entered into from time to time including, without limitation, securities lending agreements, foreign exchange transaction agreements, options agreements and futures agreements.

                  The Fund will furnish the Administrator from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.
                  4. Services provided by the Administrator. The Administrator shall provide the following services, subject to the control, direction and supervision of the Board, in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Declaration of Trust and By-Laws, and in accordance with all applicable laws and regulations, and all resolutions and policies adopted by the Board:
                     (a) Administration. The Administrator shall perform the administration services described in Schedule C, hereto.
                     (b) Fund Accounting. The Administrator shall provide the Fund accounting services described in Schedule D, hereto.
                     (c) Dividend Disbursing. In connection with its services as dividend disbursing agent for the Fund, the Administrator shall prepare and mail checks, place wire transfers or credit income and capital gain payments to shareholders. The Fund shall advise the Administrator of the declaration of any dividend or distribution and the record and payable date thereof at least five
(5) days prior to the record date. The Administrator shall, on or before the payment date of any such dividend or distribution, notify the Fund's Custodian of the estimated amount required to pay any portion of said dividend or distribution payable in cash, and on or before the payment date of such distribution, the Fund shall instruct its Custodian to make available to the Administrator sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to his account and/or certificates will be delivered where requested. A shareholder not electing issuance of certificates will receive a confirmation from the Administrator indicating the number of shares credited to his account.

                     (d) The Administrator shall also:
                         (i) provide office facilities with respect to the
provision of the services contemplated herein (which may be in the offices of the Administrator or a corporate affiliate of the Administrator);
                         (ii) provide the services of individuals to serve as
officers of the Fund who will be designated by the Administrator and elected by the Board;
                         (iii) provide or otherwise obtain personnel sufficient,
in the Administrator's sole discretion, for provision of the services contemplated herein;

                         (iv) furnish materials, including telecommunications
equipment, which the Administrator, in its sole discretion, believes are necessary or desirable for provision of shareholder communication services and the other services contemplated herein; and
                         (v) keep records relating to the services provided
hereunder in such form and manner as set forth in this Agreement and the Schedules hereto, and as the Administrator may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by
Section 31 of the 1940 Act and the rules thereunder, the Administrator agrees that all such records prepared or maintained by it relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and made available in accordance with such Section and rules. The Administrator further agrees to surrender promptly to the Fund upon its request and cease to retain in its records and files those records and documents created and maintained by the Administrator pursuant to this Agreement.
                  5. Fees; Expenses; Expense Reimbursement.
                     (a) As compensation for the services rendered to the Fund pursuant to Paragraph 4 of this Agreement and Schedules C and D, hereto, the Fund shall pay the Administrator fees determined as set forth in Schedule B to this Agreement. Such fees are to be computed daily and paid monthly on the second business day of the month following the provision of the services. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.
                     (b) For the purposes of determining any fees calculated as a function of the Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its Prospectuses, generally accepted accounting principles and resolutions of the Board.
                     (c) The Administrator will from time to time employ or associate with such person or persons as may be appropriate to assist the Administrator in the performance of this Agreement. Such persons or persons may be officers and employees who are employed or designated as officers by both the Administrator and the Fund. The compensation of such person or persons for such employment shall be paid by the Administrator and no obligation will be incurred by or on behalf of the Fund in such respect.
                     (d) The Administrator will generally bear all of its own expenses in connection with the performance of its services under this Agreement. The Fund agrees to promptly reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund's behalf at the Fund's request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of the Administrator or its affiliates; SEC and state blue sky registration and qualification fees, levies, fines and other charges; advisory fees; charges and expenses of custodians; insurance premiums including fidelity bond premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Fund (the Fund's distributor to bear the expense of all other printing, production, and distribution of Prospectuses, statements of additional information, and marketing materials); expenses of printing and production costs of shareholders' reports and proxy statements and materials; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder and Board meetings; and any extraordinary expenses and other customary Fund expenses. In addition, the Administrator may utilize one or more independent pricing services, approved from time to time by the Board, to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Fund, and the Fund will reimburse the Administrator for the

Fund's share of the cost of such services based upon the actual usage, or a pro rata estimate of the use, of the services for the benefit of the Fund.
                  6. Proprietary and Confidential Information. The Administrator agrees on behalf of itself, its partners and its employees to treat confidentially and as proprietary information of the Fund all records and other information relating to the Fund's prior, present or potential shareholders, and further agrees not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.
                  7. Duties, responsibilities and limitation of liability of Administrator.
                     (a) In the performance of its duties hereunder, the Administrator shall be obligated to exercise the due care and diligence of a mutual fund accounting service agent, dividend disbursing agent, and administrator, and to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, the Administrator shall be entitled to rely on any oral or written instructions, notices or other communications which it reasonably believes to be genuine, valid and authorized.
                     (b) Subject to the foregoing, the Administrator shall not be liable for any error of judgment or for any loss or expense suffered by the Fund in connection with the matters included in this Agreement or to which it relates, except for a loss or expense resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this agreement.
                  8. Term. The Agreement will be effective for a period of two
(2) years from the date first written above. Thereafter, unless sooner terminated as provided herein, the Agreement shall continue in effect from year to year, provided that such continuance is specifically approved at least annually by the Fund's Board. This Agreement is terminable, without penalty, by the Fund's Board or by the Administrator on not less than ninety (90) days' notice.
                  9. Force Majeure. The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military authority, or governmental actions, nor shall any such failure or delay give the Fund the right to terminate this Agreement, unless such failure or delay shall result in the Fund's inability to comply with the requirements of state and federal law.
                  10. Notice. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, to the parties at the following address (or such other address as a party may specify by notice to the other):
                  If to the Fund:
                                            One Tower Bridge
                                            P.O. Box 868
                                            West Conshohocken, PA 19428-0868
                                            Attention:  Mr. Douglas Kugler
                  If to MA&S:
                                            Miller Anderson & Sherrerd, LLP
                                            One Tower Bridge
                                            P.O. Box 868
                                            West Conshohocken, PA 19428-0868
                                            Attention:  Ms. Lorraine Truten


                  11. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

                  12. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

                  13. Successor and Assigns. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the successors and assigns of the parties hereto.

                  14. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

                  15. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.
                                            MAS FUNDS


                                            By:/s/James D. Schmid
                                               _________________________________
                                               Name: James D. Schmid
                                               _________________________________
                                               Title: President
                                               _________________________________

                                               MILLER ANDERSON & SHERRERD, LLP


                                            By: /s/Marna C. Whittington
                                               _________________________________

                                               Name: Marna C. Whittington
                                               _________________________________

                                               Title:___________________________

                                   SCHEDULE A
                 LISTING OF PORTFOLIOS SUBJECT TO THIS AGREEMENT

         Equity

         Select Equity

         Value

         Small Cap Value

         Mid Cap Value

         Growth

         Mid Cap Growth

         Fixed Income

         Domestic Fixed Income Fixed Income II

         Special Purpose Fixed Income High Yield

         Limited Duration

         Intermediate Duration

         Mortgage-Backed Securities

         Balanced

         International Equity

         Emerging Markets

         Global Fixed Income

         International Fixed Income

         Advisory Foreign Fixed Income

         Cash Reserves

         Municipal

         PA Municipal

         Multi-Asset-Class

         Advisory Mortgage

                                   SCHEDULE B

                                  FEE SCHEDULE

                  The Administrator shall be compensated at the annual rate of .08%, paid monthly, based on the average monthly net assets of all Portfolios listed on Schedule A.

                                   SCHEDULE C
               GENERAL DESCRIPTION OF FUND ADMINISTRATION SERVICES

I.  Financial and Tax Reporting

    A. Prepare agreed upon management reports and Board materials, such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation from amortized cost for money market funds.
    B. Report Fund performance to outside services as directed by Fund management.
    C. Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Fund's prospectuses. Assist Fund management in making final determinations of distribution amounts.
    D. Estimate and recommend year-end dividend and capital gain distributions necessary to establish the Fund's status as a regulated investment company ("RIC") under Section 4982 of the Internal Revenue Code of 1986, as amended (the "Code") regarding minimum distribution requirements.
    E. Prepare and file Fund's Federal tax return on Form 1120-RIC along with all state and local tax returns where applicable. Prepare and file Federal Excise Tax Return (Form 8613).
    F. Prepare and file the Fund's semi-annual reports on Form N-SAR with the SEC.

    G. Prepare and coordinate printing of Fund's semi-annual and annual reports to shareholders.
    H. File copies of every financial report to shareholders with the SEC under Rule 30b2-1 under the 1940 Act.
    I. Notify shareholders as to what portion, if any, of the distributions made by the Fund during the prior fiscal year were exempt-interest dividends under Section 852(b)(5)(A) of the Code.
    J. Provide Form 1099-MISC to persons other than corporations (i.e., Trustees) to whom the Fund paid more than $600 during the year.
    K.  Prepare and file State Expense Limitation Report(s) (if applicable).
    L. Provide financial information for Fund proxies and prospectuses (Expense Table).

II. Portfolio Compliance

    A. Assist with monitoring each Portfolio's compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current Prospectuses and Statement of Additional Information.
    B. Assist with monitoring each Portfolio's compliance with the requirements of the Code Section 851 for qualification as RICs.
    C. Assist with monitoring investment manager's compliance with Board directives such as "Approved Issuers Listings for Repurchase Agreements," Rule 2a-7 procedures for money market funds and Rule 12d3-1, Rule 17a-7 and Rule 17e-1 procedures.
    D. Mail quarterly requests for "Securities Transaction Reports" to the Fund's Board, and Officers and "access persons" under the terms of the Fund's Code of Ethics and SEC regulations.

III. Registration and Corporate Governance

    A. Coordinate the preparation and filing of annual, financial update post-effective amendments to the Fund's registration statement on Form N-1A and supplements as needed.
    B. Coordinate the preparation and filing of proxy materials and the administration of shareholder meetings.
    C.  Coordinate the preparation and filing of Rule 24f-2 Notices.
    D. Coordinate the preparation and filing of all state registrations of the Fund's securities, including annual renewals, registering new Portfolios, preparing and filing sales reports, the filing of copies of the registration statement and final prospectus and statement of additional information, and any actions to increase the amount of securities registered in individual states.

IV.      General Administration

    A.  Furnish officers of the Fund, subject to reasonable Board approval.
    B. Prepare Fund or Portfolio expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of the Fund's average daily net assets (advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.).
    C. For new Portfolios, obtain Employer Identification Number and CUSIP number. Estimate organization (offering) costs and monitor against actual disbursements.
    D. Coordinate all communications and data collection pertaining to any regulatory examinations and yearly audits by independent accountants.

                                   SCHEDULE D
                     DESCRIPTION OF FUND ACCOUNTING SERVICES

I. General Description

       The Administrator shall provide the following accounting services to the
Fund:
   A. Maintenance of the books and records and accounting controls for the Fund's assets, including records of all securities transactions;
   B. Calculation and transmission of each Portfolio's net asset value to the NASD source for publication of prices in accordance with the Prospectuses and to such other entities as directed by the Fund;
   C. Accounting for dividends and interest received and distributions made by the Fund;
   D. Preparation and filing of the Fund's tax returns and semi-annual reports on Form N-SAR;
   E. Production of transaction data, financial reports and such other periodic and special reports as the Board may reasonably request;
   F. Preparation of financial statements for the semi-annual and annual reports and other shareholder communications;
   G. Liaison with the Fund's independent auditors;
   H. Monitoring and administration of arrangements with the Fund's custodian and depository banks; and

   I. Preparing such daily and monthly reports as are agreed upon by the Fund's Officers and the Administrator.

                                     - 23 -